Exhibit 23-a





                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-3) and related Prospectus of SBC Communications Inc. for the registration of 1,000 shares of its common stock of our reports dated February 14, 1997 (except
Note 3, as to which the date is April 1, 1997), with respect to the consolidated financial statements of SBC Communications Inc. included in or incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, and the related statement schedules included therein, filed with the Securities and Exchange Commission.




                                ERNST & YOUNG LLP


San Antonio, Texas
January 15, 1998